J.H. COHN LLP

Accountants & consultants

75 Eisenhower Pasrkway * Roseland NJ 07068 * 973-228-3500 * fax 973-226-0330 * www.jhcohn.com

October 23, 2001

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C.  20549

Gentlemen:

We have read the statements made by Eline Entertainment Group, Inc. (copy attached) which was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated October 15, 2001 (actually filed with the Commission on October 22, 2001).

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We disagree with Item 4, 1. i. which states that J.H. Cohn LLP resigned on October 15, 2001.We were dismissed by the Company's President on October 12, 2001 and we sent to the Company and the Commission a letter dated October 15, 2001 confirming the cessation of the client-auditor relationship.

We agree with Item 4, 1. i. except that our report on the Company's October 31, 2000 financial statements did include an explanatory paragraph relating to the Company's ability to continue as a going concern.

We are not in a position to agree or disagree with the Company's statement that the decision to change accountants was not approved by the Board of Directors.

We agree with Item 4, 1. iv.

Very truly yours,

J.H. COHN LLP

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